Exhibit 99.1

Restoration Hardware Reports Holiday Sales and Provides Updated Guidance

Corte Madera, Calif., January 17, 2006/PRNewswire-FirstCall via COMTEX/ — Restoration Hardware, Inc., (Nasdaq: RSTO) today announced that total net revenue for the nine-week holiday period was $142.5 million compared to $142.8 million for the same period a year ago.  Comparable store sales for the nine-week period declined 7.4 percent, and direct to customer revenue increased by 15 percent as compared to the same period last year.  Reported sales for the period were negatively impacted by a greater than expected total revenue and order deferral, which is comprised of backorders, special orders and in-transit deferred revenue orders.  The revenue and order deferral increased $12.3 million, or 79 percent higher versus the same period last year.  We estimate that the higher than anticipated retail revenue and order deferral negatively affected the Company’s reported comparable store sales by approximately 6 percent for the nine-week holiday period.

The Company also announced that it is revising its sales and earnings guidance for the fourth quarter of fiscal 2005 primarily due to the higher than anticipated revenue and order deferral into future periods.  The higher than expected revenue and order deferral was primarily due to the continued higher than expected shift to Special Order Furniture, the higher than expected level of backorders and the higher than expected in-transit deferred revenue, arising from sales occurring later than projected in the quarter.  The Company now projects that the total revenue and order deferral for the fiscal fourth quarter will be approximately $6.8 million higher than previous guidance, and $10.8 million higher, or 70 percent higher, than the revenue and order deferral level at the end of last year.  The Company projects that the $6.8 million and $10.8 million in revenue and order deferrals would correspond to incremental earnings per share of $0.06 and $0.09 per share, respectively, if these could be converted to revenue during the fourth quarter of fiscal 2005. We expect that the higher level of revenue and order deferrals will have a positive effect on financial results in the first half of fiscal 2006.  Tables breaking down the total revenue and order deferral for the third quarter of fiscal 2005 and the nine-week holiday period, as well as the expected total revenue and order deferral for the fourth quarter of fiscal 2005, are set forth at the end of this release.

As a result of the above, the Company is now anticipating that retail revenue for the fourth quarter will be in the range of $145 to $148 million, with comparable store sales in the mid negative single digit range, and direct-to-customer revenue up 14 to 17 percent versus a year ago.  The Company is now forecasting earnings per share to be in the range of $0.21 to $0.24 for the quarter.

Gary Friedman, the Company’s Chairman, President, and Chief Executive Officer commented, “Revenues generated in the quarter, net of the higher than anticipated revenue and order deferral, are expected to be within one percent of our previous guidance.  However, the shift of our business to a higher percentage of furniture, and direct-to-customer orders in the retail and direct channels has caused us to miss our total revenue and order deferral forecasts.  While disappointed with our ability to accurately forecast the total revenue and order deferral through this transition of our business, we remain pleased with the customer demand for our product offerings and the overall performance of our business.  Merchandise margins for the quarter are expected to be up approximately 170 basis points over last year due to our remerchandising efforts executed in the third quarter.  We anticipate merchandise margins will be up several hundred basis points in the first half of fiscal 2006 as we continue to benefit from the strategic repositioning of our product mix.”

Mr. Friedman continued, “The demand for our core businesses remains strong, and we expect that the reduction in our total revenue and order deferral balance will provide a positive benefit to our results in future periods. However, we are targeting selective increases in our inventory levels to bring down our backorder balance, and evaluate the correct inventory needed to maximize our business.  Our core business lines carry higher margins, and have an inherently lower markdown risk, but they also have slower inventory turns than some of the discovery items, and accessories that we have edited out of the assortment.  Therefore, we believe strategically increasing inventories in some core categories will have a positive effect on our business and improve customer satisfaction as we enter fiscal 2006.”

The Company plans to hold a conference call to discuss the updated fourth quarter guidance on Tuesday, January 17th, at 9 a.m. Eastern Time.

Non-GAAP Financial Measures

This release makes reference to certain financial measures that are non-GAAP, including revenue and order deferrals, backorders, special orders and in-transit deferred revenue orders.  These terms are defined below.  The Company believes that the use of these financial measures allows management and investors to evaluate and compare the Company’s operating results in a more meaningful and consistent manner.  The most-closely analogous GAAP financial measure to these non-GAAP financials measures is deferred revenue.  The Company’s deferred revenue for the third quarter of fiscal 2005 and the nine-week holiday period was $13.4 million and $12.3 million, respectively. The Company’s deferred revenue for the third quarter and fourth quarter of fiscal 2004 was $8.5 million and $9.3 million, respectively.

“Backorders” represent products that have been ordered by customers but are out of stock.

“Special orders” represent products that are made-to-order by customers and therefore are not in-stock at the time the order is taken.

“In-transit deferred revenue orders” represent items that have been billed and shipped to the customer but have not yet been delivered at the period end.  These are included in the balance sheet under “deferred revenue and customer deposits.”

“Total revenue and order deferral” represents the combination of backorders, special orders and in-transit orders.

Conference Call:

The Company has scheduled a conference call to discuss its updated fourth quarter fiscal 2005 guidance for Tuesday, January 17, 2006 at 9 a.m. Eastern Time. The dial-in number is 800-540-0559.  A live web-cast is available at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=79100&eventID=1198259.  If you are unable to participate during the live webcast, a playback of the conference call will be available via the Internet at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=79100&eventID=1198259. beginning at 7:00 p.m. Eastern Time on Tuesday, January 17, 2006.  A webcast replay of the call will be available at www.restorationhardware.com under “Company Info-Investor Relations-Event Calendar” or by dial-in (800-839-4568) until January 21, 2006.

About Restoration Hardware, Inc.:

Restoration Hardware, Inc. is a specialty retailer of high quality home furnishings, bath fixtures and bathware, functional and decorative hardware and related merchandise that reflects the Company’s classic and authentic American point of view. Restoration Hardware, Inc. sells its merchandise offering through its retail stores, catalog (800-762-1005) and on-line at www.restorationhardware.com. As of January 16, 2006, the Company operated 103 retail stores and five outlet stores in 30 states, the District of Columbia and Canada.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements that involve known and unknown risks.  Such forward-looking statements include, without limitation, statements relating to the effect of total retail order deferral on the Company’s reported comparable store sales, statements relating to the Company’s estimate of the total deferred revenue for the fourth quarter of fiscal 2005 and the impact of such deferred revenue on earnings in future quarters, statements relating to the Company’s anticipated revenue, comparable store sales, direct-to-customer sales and earnings per share for the fourth quarter of fiscal 2005, statements relating to the Company’s anticipated sales and merchandise margins in future periods, statements relating to the benefit to the Company in future periods of increased sales and margins, statements relating to the Company’s need to manage inventory levels, statements concerning or relating to implications of the Company’s revenues, sales and financial results for the fourth quarter of fiscal 2005, statements concerning guidance for the fourth quarter of fiscal 2005, and other statements containing words such as “expects” and words of similar import or statements of management’s opinion.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, including financial results, market performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  Important factors that could cause such differences include, but are not limited to, customer reactions to the Company’s current and anticipated merchandising and marketing programs and strategies, timely introduction and customer acceptance of the Company’s merchandise, positive customer reaction to the

Company’s catalog and Internet offerings, revised product mix, prototype stores and core businesses, timely and effective sourcing of the Company’s merchandise from its foreign and domestic vendors and delivery of merchandise through its supply chain to its stores and customers, effective inventory and catalog management, actual achievement of cost savings and improvements to operating efficiencies, effective sales performance, in particular during the holiday selling season, the actual impact of key personnel of the Company on the development and execution of the Company’s strategies, changes in investor perceptions of the Company, fluctuations in comparable store sales, limitations resulting from restrictive covenants in the Company’s credit facility, changes in economic or business conditions in general, changes in political conditions in the United States and abroad in general, changes in product supply, changes in the competitive environment in which the Company operates, changes in the Company’s management information needs, changes in customer needs and expectations, governmental actions and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q and 8-K, including, but not limited to, those described in the Company’s Form 10-Q for the quarter ended October 29, 2005 in Part I, Item 2 thereof (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”) under the captions “Revenue,” “Expenses,” “Liquidity and Capital Resources” and “Factors that May Affect Our Future Operating Results,” and in Part I, Item 4 thereof (“Controls and Procedures”).  Guidance offered by the Company represents a point-in-time estimate made by management of the Company.  The Company undertakes no obligation to update any guidance or any other forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.  With respect to any statements concerning order deferrals, backorders, special orders and in-transit orders, these measures can vary significantly from quarter to quarter and year to year and, therefore, is not necessarily indicative of revenues for subsequent periods.  In addition, the actual realization of certain revenues included in backlog may never occur because an order is cancelled.

Contact:

Restoration Hardware, Inc.

Murray Jukes

Acting CFO

(415) 924-1005

(415) 927-7264 Fax

Attachment:

Total order deferral analysis:

(Note: quoted in dollar millions)

	3rd Quarter			4th Quarter
	2005	2004	Variance	2005	2004	Variance	2005 Original Guidance	2005 Guidance Variance

Backorders	5.3	4.6	0.7	7.8	3.8	4.0	4.3	3.5
Special orders	5.6	2.8	2.8	5.5	2.4	3.1	3.6	1.9
In-transit	13.4	8.5	4.9	13.0	9.3	3.7	11.6	1.4

Total	24.3	15.9	8.4	26.3	15.5	10.8	19.5	6.8

	Nine- weeks
	2005	2004	Variance

Backorders	8.0	5.2	2.8
Special orders	7.6	3.5	4.1
In-transit	12.3	6.9	5.4

Total	27.9	15.6	12.3

The 3rd quarter 2005, nine-weeks 2005 and all 2004 data represents actual figures and the 4th quarter 2005 figures are current projected figures